EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES RECORD SECOND QUARTER RESULTS

Net Income Increases 52 Percent on a 10 Percent Rise in Revenues

TACOMA, WA, July 20, 2005—Labor Ready, Inc. (NYSE: LRW) reported revenue for the second quarter ended July 1, 2005 increased 10.5 percent to $295.2 million compared to revenue of $267.1 million for the second quarter of 2004.  Net income for the quarter was $15.4 million or $0.30 per share, as compared to $10.1 million or $0.21 per share for the second quarter of 2004.

“We are pleased with the strong results we achieved during the quarter,” said Labor Ready President and CEO Joe Sambataro. “We grew net income during the quarter by more than 50 percent over last year through a combination of higher revenues, improved gross margins and lower workers’ compensation expenses.”

Labor Ready acquired CLP Resources, a leading skilled construction trades staffing firm operating 50 branches in 20 states, on May 27, 2005.  The newly acquired CLP Resources branches provided 5.0 percent of Labor Ready’s 10.5 percent year-over-year revenue growth during the quarter and made a positive contribution to Labor Ready’s net income performance.

During the quarter, revenue from Labor Ready branches open 12 months or longer grew 6.2 percent over the same quarter a year ago.  Labor Ready opened a total of nine new branches and closed one branch during the quarter and plans to open five additional branches during the second half of fiscal year 2005.  Labor Ready currently operates 892 branches including 50 branches acquired in the purchase of CLP Resources.

According to Sambataro, the 52 percent net income growth for the quarter was driven primarily by higher revenue and gross margins. Gross profit as a percentage of revenue was 31.4 percent in the quarter as compared to 29.9 percent in the second quarter of 2004.

“Our safety and risk management programs have continued to drive down workers’ compensation expense,” said Sambataro. “Adjustments by our actuary to workers’ compensation reserves established at the end of 2004 positively impacted gross margin by 60 basis points during the second quarter of 2005.”

On June 20, 2005, Labor Ready converted $70 million of Convertible Notes for approximately 9.6 million additional shares of Labor Ready Common Stock.  This will reduce Labor Ready’s pre-tax interest expense by approximately $2.2 million for the second half of fiscal year 2005. The Notes have been accounted for on an “as if converted” basis and included in the computation of diluted net income per share since their issuance in 2002.

Labor Ready also updated its outlook for 2005 and provided guidance for the third quarter. Labor Ready currently estimates revenue for the year in the range of $1.20 billion to $1.22 billion, compared to 2004 revenues of $1.04 billion. Net income per share for the year is expected to be between $1.09 and $1.14, compared to $0.75 per share in 2004.  For the third quarter of 2005, Labor Ready estimates revenue in the range of $350 million to $355 million and net income per share between $0.37 and $0.39.

Management will discuss second quarter 2005 results on a conference call at 8:00 a.m. (PT) Thursday, July 21, 2005. The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; and 10) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004

Revenue from services	$295,208	$267,056	$538,424	$475,968
Cost of services	202,535	187,297	369,613	335,482
Gross profit	92,673	79,759	168,811	140,486
Selling, general and administrative expenses	66,253	60,310	125,667	116,756
Depreciation and amortization	2,189	2,280	4,395	4,339
Income from operations	24,231	17,169	38,749	19,391
Interest and other income (expense), net	711	(260)	1,186	(1,265)
Income before tax expense	24,942	16,909	39,935	18,126
Income tax	9,498	6,781	15,135	7,268
Net income	$15,444	$10,128	$24,800	$10,858

Net income per common share:
Basic	$0.35	$0.24	$0.57	$0.26
Diluted	$0.30	$0.21	$0.49	$0.24

Weighted average shares outstanding:
Basic	44,611	41,503	43,557	41,356
Diluted	53,535	52,187	53,254	52,023

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of
	July 1,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$104,048	$128,817
Marketable securities	14,922	11,947
Accounts receivable, net	121,802	94,313
Other current assets	30,895	25,981
Total current assets	271,667	261,058
Property and equipment, net	29,051	25,174
Other assets	211,224	157,875
Total assets	$511,942	$444,107

Liabilities and shareholders’ equity
Current liabilities	$91,161	$76,508
Long-term liabilities	115,159	165,205
Total liabilities	206,320	241,713
Shareholders’ equity	305,622	202,394
Total liabilities and shareholders’ equity	$511,942	$444,107

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Twenty-six Weeks Ended
	July 1,	July 2,
	2005	2004
Cash Flows from Operating activities:
Net income	$24,800	$10,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,749	4,725
Provision for doubtful accounts	3,180	3,508
Deferred income taxes	(5,604)	(4,259)
Other operating activities	3,290	1,639
Changes in operating assets and liabilities:
Accounts receivable	(17,627)	(23,175)
Workers’ compensation claims reserve	7,154	14,800
Income taxes	5,839	8,735
Other assets	173	(4,012)
Other current liabilities	6,844	5,392
Net cash provided by operating activities	32,798	18,211

Cash Flows from Investing activities:
Purchases of marketable securities	(29,154)	(13,660)
Maturities of marketable securities	26,190	17,303
Capital expenditures	(2,744)	(2,876)
Other	36	(20)
Purchase of Spartan Staffing		(9,890)
Purchase of CLP, net of cash acquired	(45,892)
Increase in restricted cash and other assets	(10,705)	(1,441)
Net cash used in investing activities	(62,269)	(10,584)

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	6,608	4,722
Payments on debt	(1,141)	(1,304)
Checks issued against future deposits	—	(4,197)
Net cash provided by (used in) financing activities	5,467	(779)

Effect of exchange rates on cash	(765)	156

Net change in cash and cash equivalents	(24,769)	7,004

Cash and cash equivalents, beginning of period	128,817	83,112
Cash and cash equivalents, end of period	$104,048	$90,116